Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

DONALDSON COMPANY, INC.

___________________________________

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

___________________________________

Donaldson Company, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: that at a meeting of the Board of Directors of the Corporation on January 27, 2006, resolutions were duly adopted setting forth the proposed elimination of the Series A Junior Participating Preferred Stock of the Corporation as set forth herein:

RESOLVED, that, the proper officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to execute, acknowledge and file, in accordance with the provisions of the General Corporation Law of the State of Delaware, a certificate of elimination setting forth that none of the existing Series A Junior Participating Preferred Stock of the Corporation are outstanding, and that, as of the effective time of such certificate, none will be outstanding or be issued pursuant to the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Corporation governing such series, originally filed by the Corporation with the Secretary of State of the State of Delaware on March 4, 1996, in such form as the officer executing the same shall determine to be necessary, advisable or appropriate, such determination to be conclusively established by the execution thereof.

SECOND: that the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Corporation, establishing 80,000 shares of the above Series A Junior Participating Preferred Stock of the Corporation, was originally filed in the office of the Secretary of State of the State of Delaware on March 4, 1996, and subsequently re-filed as Appendix 1 to the Restated Certificate of Incorporation of the Corporation on November 24, 2004 (the “Restated Certificate of Incorporation”).

THIRD: that in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation is hereby amended, to eliminate all reference to the Series A Junior Participating Preferred Stock of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of

Elimination to be executed by its duly authorized officer on this 3rd day of March, 2006.

DONALDSON COMPANY, INC.

By:	/s/ Norman C. Linnell
Name:	Norman C. Linnell
Title:	Vice President, General Counsel and Secretary

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